MONETTA TRUST

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

This Amended and Restated Service and Distribution Plan (the “Plan”) is adopted by Monetta Trust, a Massachusetts business trust (the “Trust”), with respect to the Monetta Young Investor Fund and Varsity/Monetta Intermediate Bond Fund (each, a “Fund” and collectively, the “Funds”), each a series of the Trust, pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), subject to the following terms and conditions:

SECTION 1. PAYMENTS BY THE FUNDS.

(a) Compensation to Service Organizations. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Trustees of the Trust (“Servicing Agreements”) with financial institutions such as banks, securities dealers or other industry professionals, including, but not limited to, investment advisers, accountants, and estate planning firms (“Service Organizations”) who perform services for the holders of each Fund’s shares. Such Servicing Agreements shall require the Service Organizations to provide services on behalf of the applicable Fund as set forth therein to their customers who beneficially own Fund shares in consideration of fees (“Service Fees”) to be paid by the Trust on behalf of the Fund, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at an annual rate not to exceed 0.25% of the average daily net asset value of shares of that Fund held by a Service Organization on behalf of its customers. Service Fees in excess of the limits provided in the preceding sentence, if any, shall not be paid by the Trust on behalf of a Fund, but may be paid by the Funds’ investment adviser or distributor as provided in Section 2 of this Plan.

(b) Distribution-Related Expenses. In addition to the Service Fees described in subparagraph (a), above, a Fund shall pay other distribution-related expenses, including but not limited to: advertising, direct mail and promotional expenses; the fees and expenses of the Fund’s distributor pursuant to the distribution agreement among the Trust, the distributor and the Funds’ investment adviser; compensation to and expenses, including overhead and telephone and other communication expenses, of a distributor, service organization and selected dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts, fulfillment expenses, including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders, the costs of preparing, printing and distributing sales literature and advertising materials; and the costs of registration or notification under state securities laws; provided that in no event shall the sum of the Service Fees paid by a Fund pursuant to subparagraph (a) and distribution-related expenses paid by that Fund pursuant to this subparagraph (b) exceed 0.25% of the Fund’s average daily net assets.

Distribution-related expenses in excess of the overall limit on plan expenses shown in foregoing table may be paid by the Funds’ investment adviser or distributor from their own resources, but shall be deemed to have been paid pursuant to this Plan.

(c) Allocation of Expenses Among Funds. All expenses incurred by the Trust in connection with a Servicing Agreement and the implementation of this Plan with respect to a particular Fund shall be borne entirely by the holders of shares of that Fund.

SECTION 2. PAYMENTS BY THE FUNDS’ INVESTMENT ADVISER OR DISTRIBUTOR.

Pursuant to the Plan, the Funds’ investment adviser or distributor (i) may make payments in addition to the Service Fees to be paid by a Fund to Service Organizations for providing the various services described in Servicing Agreements and (ii) provide payments for sales, marketing and distribution services and expenses, including the distribution of sales literature and advertising provided by the distributor of Fund shares. Payments made by the Funds’ investment adviser or distributor, respectively, shall be made from their own resources, but shall be deemed to have been paid pursuant to the Plan.

SECTION 3. APPROVAL BY SHAREHOLDERS.

Unless approved by the Board of Trustees of the Trust with respect to a Fund prior to any public offering of the Fund’s voting securities or the sale of such securities to persons who are not affiliated persons of the Fund or affiliated persons of such persons, the Plan will not take effect with respect to a Fund, and no amounts will be payable in accordance with Section 1 of the Plan, until the Plan has been approved by a vote of at least a majority of the outstanding voting securities of the Fund.

SECTION 4. APPROVAL BY TRUSTEES.

Neither the Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board of Trustees of the Trust and (b) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

SECTION 5. CONTINUANCE OF THE PLAN.

The Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Trust’s Board of Trustees in the manner described in Section 4 above.

SECTION 6. TERMINATION.

The Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of the Fund.

SECTION 7. AMENDMENTS.

The Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote a majority of the outstanding voting securities of the Fund, and all material amendments to the Plan must also be approved by the Trust’s Board of Trustees in the manner described in Section 4 above.

SECTION 8. SELECTION OF CERTAIN TRUSTEES.

While the Plan is in effect, the selection and nomination of the Trust’s Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

SECTION 9. WRITTEN REPORTS.

In each year during which the Plan remains in effect with respect to a Fund, the Fund’s investment adviser will prepare and furnish to the Trust’s Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under the Plan relating to the Fund and the purposes for which those expenditures were made.

SECTION 10. PRESERVATION OF MATERIALS.

The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 11. MEANINGS OF CERTAIN TERMS.

As used in the Plan, the terms “interested person” and “majority of the outstanding voting securities” will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Trust under the 1940 Act by the Securities and Exchange Commission.

Dated: November 13, 2015

Exhibit A

Rule 12b-1 Fee Agreement

______________________, 20__

Quasar Distributors, LLC
615 East Michigan Street
Milwaukee, WI 53202

Name__________________________________

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to Rule 12b-1 payments to be made to you pursuant to the dealer agreement between you and us (the “Dealer Agreement”) which entitles you to serve as a selected dealer of the Monetta Trust funds set forth on Schedule A to this Agreement (the “Funds”).

1. Pursuant to Distribution Plans adopted by the Funds pursuant to Rule 12b-1 of the Investment Company Act of 1940 (the “Plans”) and the Dealer Agreement, we will remit to you on a monthly basis (within ten business days following the end of the month to which such payments relate) Rule 12b-1 payments as described in each applicable Fund’s prospectus and Exhibit A to this Agreement; provided, however, that no Rule 12b-1 payments shall be due to you unless and until we receive such payments from the applicable Fund.  Rule 12b-1 payments are in consideration of distribution and marketing services and/or services provided by you to shareholders of the Funds (including furnishing services and assistance to your customers who invest in and own shares) including, but not limited to, answering routine inquiries regarding the Funds and assisting in changing account designations and addresses.

2. You agree that all activities conducted under this Agreement will be conducted in accordance with the Plans, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of the Financial Industry Regulatory Authority.

3. You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

4. This Agreement will be terminated, upon sixty (60) days’ written notice to you, by any act that terminates the Plans or the Dealer Agreement, and shall terminate immediately in the event of its assignment.  This Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5. This Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plans are approved at least annually by a vote of the Board of Trustees of the Funds.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

Quasar Distributors, LLC

By:
James Schoenike, President

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:
(Name and Title)

Schedule A

For all services rendered pursuant to the Dealer Agreement, we shall pay you a fee equal to 0.25% per annum of the average daily net assets of certain Funds set forth below that are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Fund or its agent, designate your firm as the customer’s dealer or service provider of record. We shall make the determination of the net asset value of shares of the Funds, which determination shall be made in the manner specified in the Funds’ current prospectuses, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plans.

25 basis points

Monetta Young Investor Fund
Varsity/Monetta Intermediate Bond Fund